                                                                    EXHIBIT 11.1

                      MICRION CORPORATION AND SUBSIDIARIES
             Statement of Computation of Primary Earnings Per Share

                                           For the year ended June 30,
                                   --------------------------------------------
                                      1997             1996             1995
                                   ----------       ----------       ----------
Net Income .....................   $3,049,200       $2,004,100       $3,216,500

(a) Computation of Primary
      Earnings Per Share
Weighted average common
equivalent shares outstanding:
Common stock ...................    4,036,418        3,923,588        3,427,437

Common stock equivalents:
Warrants (1)....................       54,681           55,150          100,488
Options (2).....................      127,710           98,483            7,065
                                  -----------       ----------       ----------
                                      182,391          153,633          107,553

Weighted average common and
common equivalent shares
outstanding.....................    4,218,809        4,077,221        3,534,990
                                  ===========       ==========       ==========

Primary Earnings Per Share .....        $0.72            $0.49            $0.91
                                  ===========       ==========       ==========

(1) Warrants issued 7/93 for 160,000 shares and 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

(2)     Options granted 11/94, 12/94, 5/95, 11/95, 12/95, 1/96, 7/96, 11/96 and
        2/97 under plan, less shares reacquired under the treasury stock method.

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

                      MICRION CORPORATION AND SUBSIDIARIES
          Statement of Computation of Fully Diluted Earnings Per Share


                                                                For the year ended June 30,
                                                        ------------------------------------------
                                                          1997            1996             1995
                                                        ---------       ---------        ---------
Net income ..........................................  $3,049,200      $2,004,100       $3,216,500

(b) Computation of Fully Diluted Earnings
    Per Share:
Weighted average common equivalent
  shares outstanding:
  Common stock ......................................   4,036,418       3,923,588        3,427,437

Common stock equivalents:
Warrants(1) .........................................      61,176          60,667          110,159
Options(2) ..........................................     175,417         212,655           29,630
                                                       ----------      ----------       ----------
                                                          236,593         273,332          139,789

Weighted average and fully diluted common
and common equivalent shares
outstanding .........................................   4,273,011       4,196,920        3,567,226
                                                       ==========      ==========       ==========

Fully Diluted Earnings Per Share ....................       $0.71           $0.48            $0.90
                                                       ==========      ==========       ==========

(1) Warrants issued 7/93 for 160,000 shares and 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.
(2) Options granted 11/94, 12/94, 5/95, 11/95, 12/95, 1/96, 7/96, 11/96 and
    2/97 under plan, less shares reacquired under the treasury stock method.

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